UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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INTERVEST BANCSHARES CORPORATION

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Notice of Annual Meeting of Stockholders

To be held on Wednesday, May 21, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Intervest Bancshares Corporation, a Delaware Corporation, will be held on Wednesday, May 21, 2008, at 9:30 a.m., New York time, at our offices located at: One Rockefeller Plaza (Suite 400) New York, New York, 10020 for the following purposes:

1.	To elect directors;

2.	To ratify the appointment of Hacker, Johnson & Smith, P.A., P.C., as our independent registered public accounting firm for 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The above matters are more fully described in the attached proxy statement.

Pursuant to our Bylaws, our Board of Directors has fixed the close of business on March 31, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of our Class A or Class B common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Our Annual Report to stockholders on Form 10-K for the year ended December 31, 2007 is enclosed with this proxy statement.

By Order of the Board of Directors,

/s/ Lowell S. Dansker
Lowell S. Dansker
Chairman of the Board

April 8,2008

New York, New York

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

INTERVEST BANCSHARES CORPORATION

One Rockefeller Plaza (Suite 400)

New York, New York 10020-2002 (212) 218-2800

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

References herein to “we,” “us” and “our” refer to Intervest Bancshares Corporation, unless otherwise specified. References to “our subsidiaries” refer to Intervest National Bank (our wholly owned national bank subsidiary) and Intervest Mortgage Corporation (our wholly owned mortgage-lending subsidiary).

This proxy statement is being furnished in connection with the solicitation by our Board of Directors (also referred to as the “Board”) of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Wednesday, May 21, 2008, or on the date of any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

This proxy statement and the accompanying proxy card are being mailed to our stockholders commencing on or about April 8, 2008. Our Annual Report on Form 10-K for the year ended December 31, 2007, including financial statements, is being mailed to our stockholders with this mailing.

You will find a form of proxy in the envelope in which you received this proxy statement. Please sign and return this form of proxy in the enclosed postage-paid envelope. A stockholder giving a proxy may revoke it at any time prior to the commencement of the Annual Meeting by: filing a written notice of revocation with our Secretary prior to the meeting; or delivering to our Secretary a duly executed proxy bearing a later date; or attending the Annual Meeting, filing a written notice of revocation with the Secretary of the meeting and voting in person.

If the enclosed form of proxy is properly signed and returned to us in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Signed proxies with no instructions thereon will be voted FOR the election of the nominees for director and FOR the ratification of the appointment of auditors. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy on such matters as shall be determined by a majority of our Board of Directors or its Executive Committee.

Our voting securities that are entitled to vote at the Annual Meeting consist of shares of our Class A and Class B common stock. Only stockholders of record at the close of business on March 31, 2008 are entitled to notice of and to vote at the Annual Meeting. As of March 31, 2008, there were 7,690,812 shares of our Class A common stock and 580,000 shares of our Class B common stock issued and outstanding, which excludes 404,339 shares of Class A common stock held by us as treasury stock.

Holders of outstanding Class B common stock are entitled to vote for the election of two-thirds of our directors rounded up to the nearest whole number, or six directors. Holders of outstanding Class A common stock are entitled to vote for the election of our remaining directors, or three directors. Holders of both Class A and Class B common stock as of the record date are entitled to vote on all other matters to come before the meeting, and each is entitled to one vote for each share held on the record date.

A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted as present for purposes of determining whether a quorum is present and will be counted in the vote totals. Abstentions will have no effect on the election of directors, other than reducing the number of votes a candidate receives and will also have no effect on any other matter presented at the meeting. Broker non-votes (which are the submission of a proxy by a broker or nominee indicating the lack of discretionary authority to vote on the matter) will likewise be counted as present for determining a quorum, but will not be included in the vote totals and will have no effect on the vote. If a quorum is present, the three nominees for election by the holders of Class A common stock and the six nominees for election by the holders of Class B common stock who receive the highest number of votes cast by holders of shares of Class A common stock and Class B common stock, respectively, will be elected as our directors. The affirmative vote of the holders of a majority of shares voting at the meeting is required to approve the other matters at the meeting, including the ratification of the appointment of auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the amount and nature of beneficial ownership of our Class A and Class B common stock as of March 31, 2008 by (i) the shareholders we know to beneficially own more than 5% of our outstanding Class A or Class B common stock, (ii) each of our directors, (iii) each of our executive officers named in the Executive Summary Compensation Table included in this proxy statement and (iv) all of our directors and executive officers as a group.

	Class A Common Stock			Class B Common Stock
Name and Adress of Beneficial Holder(1)	Shares(1)		% Class(1)	Shares(1)	%Class(1)
More Than 5% Shareholders
Jean Dansker	701,965	(2)	9.13%	355,000	61.21%
Helene D. Bergman	403,702	(2)(3)	5.25%	75,000	12.93%
FMR Company	768,941	(4)	10.00%	—	—

Directors and Named Executive Officers
John J. Arvonio	4,390		0.06%	—	—
Chief Financial and Accounting Officer
Michael A. Callen	27,200		0.35%	—	—
Director
Lowell S. Dansker	936,700	(2)(5)	12.17%	150,000	25.86%
Chairman and Chief Executive Officer
Paul R. DeRosa	8,300		0.11%	—	—
Director
Stephen A. Helman	65,590		0.85%	—	—
Director, Vice President
Wayne F. Holly	50,500	(6)	0.66%	—	—
Director
Keith A. Olsen	6,250	(7)	0.08%	—	—
Current President, Intervest National Bank
Raymond C. Sullivan	2,550	(8)	0.03%	—	—
Former President, Intervest National Bank
Lawton Swan, III	2,600		0.03%	—	—
Director
Thomas E. Willett	8,000		0.10%	—	—
Director
David J. Willmott	101,147		1.31%	—	—
Director
Wesley T. Wood	59,700	(9)	0.78%	—	—
Director
All directors and named executive officers as a group (12 persons)	1,272,927		16.48%	150,000	25.86%

(1)

The address of all, except for FMR Company, is: c/o Intervest Bancshares Corporation, One Rockefeller Plaza (Suite 400) New York, New York 10020. The address of FMR Company (Fidelity Management and Research Company) is 82 Devonshire Street, Boston, MA 02109.

Percentages have been computed based upon 7,690,812 shares of Class A common stock and 580,000 shares of Class B common stock outstanding as of March 31, 2008, plus, for each person and the group, shares that person or the group has the right to acquire within 60 days of such date pursuant to the exercise of vested Class A common stock options outstanding.
Class A common shares that may be acquired pursuant to vested Class A common stock options are as follows: Mr. Arvonio 1,890; Mr. Callen 2,200; Mr. Dansker 6,200; Mr. DeRosa 2,300; Mr. Helman 3,590; Mr. Holly 2,000; Mr. Olsen 4,000; Mr. Sullivan 1,500; Mr. Swan 2,100; Mr. Willett 2,000; Mr. Willmott 2,100; Mr. Wood 2,200; and by all directors and named executive officers as a group: 32,080.
(2)

Does not include shares of Class A common stock issuable upon conversion of the shares of Class B common stock. Each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder at any time.

(3)	Includes 128,571 shares held by a family limited liability company and 22,032 shares held by adult children.
(4)

Based on information from a Form 13G filed on February 13, 2008. FMR may be deemed to beneficially own shares owned or held by and/or for the account and/or benefit of other persons, including persons for whom FMR serves as an investment adviser and/or manager.

(5)	Includes 207,336 shares held by a family limited liability company, 14,332 shares held by adult children and 5,200 shares held by his spouse.
(6)	Includes 500 shares held by minor children and 30,000 shares of Class A common stock held by Sage Rutty & Company, Inc. Mr. Holly is Chairman and President of Sage Rutty & Company, Inc.
(7)	Mr. Olsen was appointed President of Intervest National Bank on February 21, 2008.
(8)

Includes 150 shares held by his spouse. Effective February 21, 2008, Mr. Sullivan was placed on a paid leave of absence for health reasons and was relieved of his duties as an officer, director and employee of Intervest National Bank.

(9)	Represents shares held by his spouse.

Proposal One: ELECTION OF DIRECTORS

At the Annual Meeting, it is proposed to elect a Board of nine directors, each to serve until the next annual meeting or until a successor is elected and qualified. If no contrary specification is made, the persons named in the proxy card will vote for the election of the nominees named below. If any of these nominees should decline election or should by reason of unexpected occurrence not be able to serve, the persons named in the proxy may exercise discretionary authority to vote for a substitute or substitutes. All of the nominees are presently serving as our directors. The names of the nominees for directors and certain information about them are set forth below.

For election by the holders of our Class A common stock:

Michael A. Callen, age 67, has served as our Director since May 1994. He is also a Director of our subsidiaries. Mr. Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Since January 15, 2008, Mr. Callen has served as Chairman of the Board and interim Chief Executive Officer of Ambac Financial Group Inc., a leading provider of financial guarantees to the structured, asset-backed and mortgage-backed securities sectors. Mr. Callen has been a director of Ambac since 1991. Mr. Callen has also been President of Avalon Argus Associates, a financial consulting firm, since 1996. From April 1993 to April 1996, Mr. Callen was a Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia. He was an independent consultant from January 1992 until June 1993, and an Adjunct Professor at Columbia University Business School during 1992. He was a Director of Citicorp and Citibank and a Sector Executive at Citicorp, responsible for corporate banking activities in North America, Europe and Japan, from 1987 to January 1992.

Wayne F. Holly, age 51, has served as our Director since June 1999. He is also a Director of our subsidiaries. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is Chairman and President of Sage, Rutty & Co., Inc., a diversified financial services firm that is a member of the NASD. Mr. Holly has been an Officer and Director of Sage Rutty & Co., Inc. since 1993.

Lawton Swan, III, age 65, has served as our Director since February 2000. He is also a Director of our subsidiaries. Mr. Swan received a Bachelor of Science degree from Florida State University in Business Administration and Insurance. Mr. Swan is President and Chairman of the Board of Interisk Corporation, a consulting firm specializing in risk management and employee benefit plans, which he founded in 1978.

For election by the holders of our Class B common stock:

Lowell S. Dansker, age 57, has served as our Chairman of the Board of Directors and Chief Executive Officer since August 2006. He previously served as our Vice Chairman, President and Treasurer, except for Vice Chairman, since incorporation in 1993. Mr. Dansker served as Vice Chairman from October 2003 to August 2006. He also serves as Chairman of the Board of Directors and Chief Executive Officer of our subsidiaries, and as an Administrator of Intervest Statutory Trust II through V. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College and a Law degree from the University of Akron School of Law and is admitted to practice in New York, Ohio, Florida and the District of Columbia.

Paul R. DeRosa, age 66, has served as our Director since February 2003. He is also a Director of our subsidiaries. Mr. DeRosa received a Bachelor of Arts degree in Economics from Hobart College and a Ph.D degree in Economics from Columbia University. Mr. DeRosa is a principal of Mt. Lucas Management Corp., an asset management firm where he is responsible for management of fixed income investments of that firm’s Peak Partners Hedge Fund, and has served in that capacity since 1988. From July 1995 to March 1998, Mr. DeRosa was Chief Executive Officer of Eastbridge Holdings Inc., a bond and currency trading company.

Stephen A. Helman, age 68, has served as our Director since December 2003, and as our Vice President and Secretary since February 2006. He is also a Director and Vice President of our subsidiaries, Secretary of Intervest Mortgage Corporation and an Administrator of Intervest Statutory Trust V. Mr. Helman received a Bachelor of Arts degree from the University of Rochester and a Law degree from Columbia University. Mr. Helman was a practicing attorney for more than 25 years when he joined us.

Thomas E. Willett, age 60, has served as our Director since March 1999. He is also a Director of our subsidiaries. Mr. Willett received a Bachelor of Science degree from the United States Air Force Academy and a Law degree from Cornell University School of Law. Mr. Willett has been a member of Harris Beach PLLC, a law firm in Rochester, New York, since 1986.

David J. Willmott, age 69, has served as our Director since March 1994. He is also a Director of our subsidiaries. Mr. Willmott is a graduate of Becker Junior College and attended New York University Extension and Long Island University Extension of Southampton College. Mr. Willmott is the Editor and Publisher of Suffolk Life Newspapers, which he founded more than 45 years ago.

Wesley T. Wood, age 64, has served as our Director since March 1994. He is also a Director of our subsidiaries. Mr. Wood received a Bachelor of Science degree from New York University School of Commerce. Mr. Wood is a Director and President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. Mr. Wood is also an Advisory Board Member of The Center of Direct Marketing at New York University, a member of the Advisory Trustees at Fairfield University in Connecticut, and a Trustee of St. Dominics R.C. Church in Oyster Bay, New York.

There are no family relationships between any director, executive officer or any person nominated or chosen by the Board of Directors to become a director or executive officer.

Our Board of Directors unanimously recommends a vote “FOR”

the election by our Class A and Class B stockholders of the foregoing nominees for Director.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have a written code of business conduct and ethics that applies to our directors, officers and employees, and also have a written code of ethics that applies to our principal executive and principal financial officers. Our Audit Committee has procedures in place for the submission of complaints or concerns regarding our financial statement disclosures and other matters. Copies of any of these documents will be furnished upon written request and without charge to beneficial holders of our Class A common stock by writing to: Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York, 10020.

Director Nominations Process

We do not have a standing nominating committee, and our Board of Directors has determined that its director nomination policy works efficiently without the need for a separate nominating committee. Candidates for nomination for election by the holders of our Class A common stock are reviewed by those directors who qualify as “independent” directors, as such term is defined in the rules of the Nasdaq Stock Market. Our independent directors then recommend a slate of nominees for election by the holders of our Class A common stock to the full Board of Directors for review and approval.

Our Class B stockholders, who are comprised of the following family members: Jean Dansker; Lowell S. Dansker; and Helene D. Bergman, recommend the nominees for our Class B directors to the full Board of Directors. The full Board of Directors approves the nominees for election by the holders of our Class A and Class B common stock.

Our independent directors will consider candidates recommended by our management and will also consider candidates recommended by any of our stockholders. There are no differences in the manner in which our independent directors would evaluate stockholder-recommended nominees, as compared with nominees obtained from other sources.

Any of our stockholders may nominate one or more persons for election by the holders of our Class A common stock as a director at an annual meeting if the stockholder complies with the notice, information and consent provisions contained in our bylaws. In order for a director nomination to be timely, a stockholder’s notice to our Secretary must be delivered not less than 90 days nor more than 120 days in advance of the corresponding date of the proxy statement and notice released to stockholders in connection with our immediately preceding annual meeting of stockholders.

In the event that we set an annual meeting date that is not within 30 days before or after the date of the immediately preceding annual meeting, notice by the shareholder must be received no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date was made, whichever occurs first. To be in proper form, a notice must also contain information concerning the proposed nominee, including: the name, age, business address and residence address of the person; the principal occupation of the person; the beneficial ownership of our shares of the person; and any other information related to the person that would be required to be filed in a proxy statement or other filings required to be made in connection with the solicitation of proxies.

Affirmative Determinations Regarding Director Independence

Our Board of Directors has determined that each of the following directors is an “independent” director as such term is defined in Nasdaq Marketplace Rule 4200(a)(15): Michael A. Callen; Paul R. DeRosa; Lawton Swan, III; Thomas E. Willett; David J. Willmott; and Wesley T. Wood. In this proxy statement, these six directors may be referred to individually as an “Independent Director” and collectively as “Independent Directors.” A director is considered independent only if the director does not have, and generally has not had in the most recent three years, any material relationships with us or our subsidiaries, including any affiliation with our independent auditors.

Our Board of Directors has also determined that each member of our Audit Committee meets the independence requirements applicable to our Audit Committee prescribed by the Nasdaq Stock Market and the Securities and Exchange Commission (“SEC”). The Board further determined that Michael A. Callen and Paul R. DeRosa, members of our Audit Committee, are “Audit Committee Financial Experts,” as such term is defined in applicable SEC rules.

Communications with the Board and Audit Committee

We have a procedure in place to facilitate communications to our Board of Directors by our stockholders. Under the process approved by the Board, our Secretary reviews all correspondence addressed to our Board of Directors or any individual member of the Board, and will forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or any of its Committees or that is otherwise determined to require the Board’s attention. Our Directors may at any time review a log of all correspondence received by us that is addressed to the Board or individual members of the Board and request copies of such correspondence. Individuals may communicate with the Board by writing to Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York 10020.

Concerns related to our accounting, internal controls or auditing matters are immediately brought to the attention of our Audit Committee and are handled in accordance with procedures established by the Audit Committee. Individuals may communicate with our Audit Committee by writing to the: Chairman of Audit Committee, Michael A. Callen, 10901 Riverwood Drive, Potomac, Maryland 20854.

Meetings of the Board of Directors and Committees

Our Board of Directors and various committees of the Board meet throughout the year and also through telephone contact and other communications with the Chairman and others as needed. Regular meetings of our Board of Directors are held every other month and special meetings of the Board of Directors are held from time to time as needed. Our Board of Directors held six meetings in 2007. The Independent Directors met at regularly scheduled sessions without our management.

During the period that each director served as such, all of our directors attended at least 75% of the total meetings held by our Board of Directors and by the Committees on which they served during 2007, except for Paul DeRosa, who attended 67% of the total meetings held by the Board and its committees on which he serves. We do not have a policy that requires members of the Board to attend our annual meeting of stockholders. Three members of the Board attended last year’s annual meeting of stockholders.

Committees of the Board of Directors

Our Board of Directors has the following standing committees:

Executive Committee. Members of the Executive Committee are Lowell S. Dansker, Chairman, and Stephen A. Helman. The Executive Committee exercises all of the power of our Board of Directors between meetings of the Board. The Executive Committee held one meeting in 2007. In January 2008, Michael A. Callen was also elected to serve on the Executive Committee.

In addition, the Board of Directors for each of our subsidiaries has a standing Executive Committee whose members are for Intervest Mortgage Corporation: Lowell S. Dansker (Chairman) and Stephen A. Helman and for Intervest National Bank: Lowell S. Dansker (Chairman) and Wayne F. Holly. In January 2008, Michael A. Callen was also elected to serve on each of these Committees.

Audit Committee. Members of the Audit Committee are Michael A. Callen, Chairman, Paul R. DeRosa, Lawton Swan, III and David J. Willmott. The members of the Audit Committee are independent directors under applicable Nasdaq and SEC rules. The Audit Committee held seven meetings in 2007. Our Audit Committee considers matters pertinent to us and our subsidiaries.

As set forth in more detail in its charter, the Audit Committee’s primary responsibilities fall into four broad categories: (1) monitoring the preparation of our quarterly and annual financial statements by our management, including providing direct communication between our Board of Directors and our internal and external auditors; (2) overseeing the relationship between us and our outside auditors, including recommending their appointment or removal, reviewing the scope of their audit services and related fees, as well as any other services that may be provided to us, and determining whether the outside auditors are independent; (3) overseeing the internal and external audit function; and (4) certain compliance oversight responsibilities, including monitoring the design and maintenance of our system of internal accounting and financial reporting controls as well as review and approval of any related party transactions. The Audit Committee’s activities during 2007 are described in the Report of the Audit Committee contained in this proxy statement.

Compensation Committee. Members of the Compensation Committee are Wesley T. Wood, Chairman, Michael A. Callen and Paul R. DeRosa. All members of the Compensation Committee are independent directors under the Nasdaq corporate governance rules. The Compensation Committee held three meetings in 2007. As set forth in more detail in its charter, the Compensation Committee is responsible for making recommendations to the full Board concerning our Director and executive officer compensation and for general oversight of the compensation and benefit programs for all of our employees, including the employees of our subsidiaries.

Other Committees. The Board of Directors for Intervest National Bank and Intervest Mortgage Corporation each has a standing Loan Committee whose current members consist of Lowell S. Dansker, Chairman, Paul R. DeRosa and Wesley T. Wood. The Loan Committee is responsible for the review and approval of loans made by both Intervest National Bank and Intervest Mortgage Corporation in conformity with the loan policies approved by the Board of Directors of each entity.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee had any relationship with us or our subsidiaries requiring disclosure under applicable SEC rules regarding Compensation Committee interlocks and insider participation in compensation decisions. None of our executive officers served on any board of directors or compensation committee of any other company (except for our subsidiaries) for which any of our directors served as an executive officer.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

We, the Audit Committee of the Board of Directors of Intervest Bancshares Corporation and Subsidiaries (the “Company”), are directors who meet the Nasdaq Stock Market standards for independence. Each of us also meets the Securities Exchange Commission’s (SEC) requirements for audit committee member independence. We operate under a written charter adopted by the Board of Directors, which is included in this proxy statement as Appendix A.

We met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We discussed these matters with the Company’s independent auditors, Hacker, Johnson & Smith, P.A., P.C., appropriate Company financial personnel and Intervest National Bank’s internal auditor.

We discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s principal executive officer and principal financial officer, which are required for certain of the Company’s filings with the SEC. We met privately at our regularly scheduled committee meetings with both the independent auditors and Intervest National Bank’s internal auditor, as well as with the Company’s principal financial officer and the Company’s counsel, each of whom has unrestricted access to us.

We reviewed with management and the independent auditors, the Company’s audited financial statements, and met separately with both management and the independent auditors to discuss and review those financial statements and reports prior to issuance. Management has represented and the independent auditors have confirmed to us that the financial statements were prepared in accordance with U.S. generally accepted accounting principles. Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audited the annual financial statements prepared by management and expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with U.S. generally accepted accounting principles. In addition, the independent auditors audited management’s assessment that the Company maintained effective internal control over financial reporting. The independent auditors discussed with us any issues they believed should be raised with us.

We appointed Hacker, Johnson & Smith, P.A., P.C., as the independent auditors for the Company for 2008 after reviewing the firm’s performance and independence from management. We received from and discussed with them written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company.

We also discussed with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. We monitored the auditors’ independence by reviewing audit and non-audit services performed by the independent auditors and by discussing with the independent auditors their independence.

Relying on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007.

Audit Committee: Michael A. Callen (Chairman), Paul R. DeRosa, Lawton Swan, III, David J. Willmott

DIRECTOR COMPENSATION

All of our directors are also directors of our subsidiaries. Except as denoted in the notes to the table that follows, all directors receive fees for attending meetings of each Board and their respective Committees.

The fees are evaluated and adjusted periodically by our Board of Directors based on the recommendation of the Compensation Committee.

The fees payable to our directors in 2007 are noted in the table that follows:

Amount Per Meeting Attended
Chairman of all Boards of Directors (1)	$4,000
Other members of all Boards of Directors (1)	$1,250
Chairman of all Board Committees (2)	$1,000
Other members of all Board Committees (2)	$750

(1)	The same fee is paid for each Board meeting of Interest National Bank and Intervest Mortgage Corporation attended by directors. Mr. Sullivan and Mr. Olsen (directors of Intervest National Bank only) and Mr. Helman do not receive fees for attending Board meetings.
(2)	The Chairman of the Audit Committee and the other members of the Audit Committee receive $3,500 and $1,500 for each meeting attended, respectively. The Chairman and other members of the Loan Committee for Intervest Mortgage Corporation receive a fee of $125 and $100, respectively, for each meeting attended. The Chairman of the Compensation Committee received a fee of $3,500 for two meetings attended in 2007 in connection with his increased efforts with respect to our stock option grant. Mr. Dansker does not receive fees for attending meetings of the Executive Committee of Intervest National Bank and Mr. Helman does not receive fees for attending committee meetings.

The following table sets forth information concerning all compensation awarded to, earned by or paid to our non-employee directors in 2007.

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards (2) (3)	Non- Equity Incentive Plan Comp.	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp.	Total
Michael A. Callen	$49,250	—	$11,264	—	—	—	$60,514
Paul R. DeRosa	$42,150	—	$11,776	—	—	—	$53,926
Wayne F. Holly	$27,000	—	$10,240	—	—	—	$37,240
Lawton Swan, III	$33,000	—	$10,752	—	—	—	$43,752
Thomas E. Willett	$33,000	—	$10,240	—	—	—	$43,240
David J. Willmott	$27,750	—	$10,752	—	—	—	$38,502
Wesley T. Wood	$47,350	—	$11,264	—	—	—	$58,614

(1)	Represent fees paid in cash to directors for attending board and committee meetings as per the fee table above.
(2)	Options were awarded to all directors on December 13, 2007 pursuant to our 2006 Long-Term incentive Plan that was previously approved by our shareholders. Directors received options to acquire shares of our Class A common stock at an exercise price of $17.10 per share as follows: Mr. Callen 6,600; Mr. DeRosa 6,900; Mr. Holly 6,000; Mr. Swan 6,300; Mr. Willett 6,000; Mr. Willmott 6,300; and Mr. Wood 6,600.

The options vest and become exercisable as follows: one-third vested on December 13, 2007, one-third will vest on December 13, 2008 and one-third will vest on December 13, 2009. The options expire upon the earlier of 10 years following the date of grant or one year following the date the director ceases to be a director by reason of disability or death or ninety days if such termination is for a reason other than death or disability. The exercise price of the options granted was the closing price of our Class A common stock as quoted on the Nasdaq Global Select Market on the date of the grant, or $17.10.

For purposes of this table, the value of the option award is calculated by multiplying the number of options awarded by the estimated fair value of each option, which was estimated to be $5.12, by the percentage vested as of December 31, 2007. The value of the options has been calculated pursuant to the Black-Scholes option valuation formula. The assumptions utilized in such calculation are set forth in note 14 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Mr. Dansker and Mr. Helman are employee directors who also received awards of stock options, the amount and value of which is reflected in the “Executive Compensation Summary Table” in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction. This section addresses certain aspects of the compensation paid to our executive officers. Although this discussion may address our historical practices, the focus is on the practices used in our most recent fiscal year.

Oversight. The Compensation Committee of our Board of Directors, which operates under a written charter adopted by the Board of Directors that is included in this proxy statement as Appendix B, oversees the compensation paid to our executive officers. Among other things, the Compensation Committee reviews the performance of our Chief Executive Officer and our other executive officers as well as the executive officers of our subsidiaries and makes recommendations concerning the compensation levels of those officers. In accordance with the marketplace rules of the Nasdaq Stock Market, the Compensation Committee is composed entirely of independent, non-management members of the Board of Directors.

Objectives of Executive Compensation. The objective of our executive compensation is to attract, motivate and retain highly talented individuals. The Compensation Committee periodically reviews the competitiveness of our executive compensation in order to evaluate whether it is achieving the desired goals and objectives. Our executive compensation program is principally designed to give executives incentives to focus on and achieve our business objectives. Key elements of our executive compensation program are competitive base salaries, annual cash bonuses and, from time to time, equity based awards.

Competitive Factors. In determining the compensation levels of our executive officers, the Compensation Committee takes into account competitive market data from the banking industry as a whole and focuses on institutions of a size that is similar to us. Although the Compensation Committee has not historically established specific targets in relation to peer group compensation, it has taken into account the total compensation paid to executive officers by our competitors. Information regarding pay practices at other companies in the financial sector is useful because we recognize that our compensation must be competitive in the marketplace and also assists us in assessing the overall reasonableness of our compensation.

Elements of Compensation. To date, our executive compensation has had four components: base salary, annual cash incentives, employee benefits and from time to time, certain equity incentives.

Base salary is designed to provide competitive levels of compensation to our executive officers based upon the responsibilities assigned to them and taking into account their experience and qualifications. As was discussed above, we have established base salaries at levels we consider appropriate to recruit and retain executives and which we believe are competitive with those paid by similar institutions. The Compensation Committee reviews base salaries on an annual basis to take into account changes in responsibilities and the individual performance of our executives.

We have also made annual cash bonus payments, which are intended to recognize individual accomplishments, as well as the overall performance of the company during the year. To date, except in the case of our Chairman, these payments have not constituted a significant percentage of total compensation. Annual cash bonuses have not been awarded based upon the attainment of pre-established targets or other measurable criteria, but have been determined based on the company’s performance and various factors determined relevant by the Compensation Committee, including in the case of all other executive officers, the recommendations of the Chairman.

In 2007, we granted equity incentives in the form of options to purchase our Class A common stock to all of our full time employees, including our executive officers and directors. Our 2006 Long Term Incentive Plan, which was approved by our stockholders, allows the Compensation Committee to make various awards from time to time, including stock options and other forms of long-term incentives to those key employees who may be selected by the Compensation Committee. We believe that the Plan helps us to continue to attract and retain employees by providing us with the flexibility to award incentives to achieve our long-range goals.

Awards under the Plan constitute longer-term, variable compensation, which will reward effective long-term management decision-making. We expect that awards under the Plan will continue to constitute an additional element of executive compensation in future years.

We also provide various benefits to all of our eligible employees, including executive officers, which include group life insurance, health insurance and a 401(k) Plan. The 401(k) Plan is a tax-qualified profit sharing plan under the Internal Revenue Code, and eligible employees meeting certain length of service requirements may make tax deferred contributions subject to certain limitations. We make discretionary matching contributions of up to 3% of employee compensation, which vest to the employee over a five-year period.

Perquisites and other benefits have not represented a significant part of total compensation for any of our executive officers, and are usually made available to a limited number of executive officers. The primary perquisites are the expense reimbursement allowance granted to our Chairman, which is presently in the amount of $820 per month and was established as a reasonable estimation of the normal, recurring expenses likely to be incurred by him in performing his duties. He is also entitled to the unlimited use of a car at our expense.

In 2007, the Compensation Committee retained Comp-unications, Inc., a compensation consulting firm, to provide advice and guidance concerning the competitive market value of ten specified executive positions and to provide advice concerning potential stock option awards to executive officers and others. The consultants were asked to provide guidance concerning the compensation paid to similarly situated executives in the financial services industry. Based on a review of a variety of published data, including the proxy statements of peer organizations selected by the consultant, the consultants furnished the Committee information concerning the competitive ranges of base and total compensation for each of the selected positions and the Committee considered that information in formulating its recommendations to the Board related to base salary adjustments and bonus awards. The consultants also provided advice to the Committee concerning the Committee’s proposals and recommendations related to stock option grants.

The Compensation Committee has reviewed all of the components of our executive officers’ compensation for 2007, including the compensation of our Chairman, which includes base salary, cash bonuses, option awards and other benefits. In 2007, we believe that our executive management team continued to demonstrate exceptional management skills and a dedicated work ethic in executing our business strategy while dealing with a downturn in the real estate markets and very competitive lending environment. We reported consolidated net earnings of $19.4 million for 2007 and consolidated assets of $2.0 billion at December 31, 2007, while continuing to maintain a favorable efficiency ratio of 25%. The efficiency ratio is a measure of our ability to control expenses as a percentage of our revenues. We believe that the aggregate compensation paid to all of our executive officers, including awards of stock options, was reasonable and not excessive.

Post-Termination Compensation. We do not offer any other pension or post-employment benefits, except with respect to certain of our executive officers who have contractual entitlements under employment agreements.

Our Chairman has an employment agreement with us, which provides him with certain severance, disability and death benefits. Our subsidiaries, Intervest National Bank and Intervest Mortgage Corporation, have employment agreements with certain of their executive officers, which provide for the payment of six months base salary in the event of a termination without cause and also provide for the payment of certain compensation in connection with a change in control of the company. The agreement gives the executive the right, during the one year period following a change in control, to terminate employment, in which case the executive is entitled to compensation for the balance of the calendar year, as well as an additional payment of six months base salary. This provision has been included to insure that, if a change in control were to occur, those executives remain focused on our business and the interests of our stockholders. In that event, these executives are better able to react neutrally to a potential change in control and not be as influenced by personal concerns. The employment agreements are further described under the caption “Employment Agreements” in this proxy statement.

Role of Executive Officers in Compensation Decisions. The Compensation Committee makes all final recommendations to our Board of Directors for the compensation paid to our Chairman and to our other executive officers. The Chairman annually reviews the performance of all our other executive officers and presents his conclusions and recommendations to the Compensation Committee for its consideration and approval. The Compensation Committee has authority to exercise its discretion in modifying any such recommendation.

Changes in Executive Compensation. The discussion above relates to our recent practices, and most particularly those used in the most recent fiscal year. The Compensation Committee continually evaluates our executive compensation programs. The Compensation Committee, from time to time, with the assistance of a consultant if necessary, undertakes a comprehensive review of the company’s compensation programs and policies. In that regard, the Compensation Committee continually reviews the general elements of each executive officer’s compensation and makes adjustments as needed to ensure that it is consistent with our compensation philosophy and fairly reflects individual performance and the overall performance of the company.

Tax Considerations. It has been the Compensation Committee’s intent that all incentive payments be deductible to the company, unless such deductibility would undermine our ability to meet our objectives. In that regard, the Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Service Code. Section 162(m) does not permit publicly held companies like us to deduct compensation paid to certain executive officers (the Chief Executive Officer and the next four of the most highly compensated officers, each called a covered employee) to the extent that the amount of the compensation payable to the covered employee for the taxable year exceeds $1 million. Compensation payable under a performance-based compensation plan that is approved by stockholders at least once every five years will not be subject to this deduction limitation, so long as the plan complies with the other requirements of Section 162(m). Currently, we believe that all of the compensation paid to our executive officers qualify for a federal tax deduction in computing our taxable income. We have not historically relied on deferred compensation arrangements and the limited equity awards that have been made have been granted at current market prices, so that section 409A of the Code has not had any impact on our compensation programs to date.

Summary. In summary, we believe that the compensation paid to all of our executive officers has been consistent with our overall objectives and has enabled us to retain and motivate our management team.

Report of the Compensation Committee on the Compensation Discussion and Analysis

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation Committee: Wesley T. Wood (Chairman), Michael A. Callen, Paul R. DeRosa

EXECUTIVE COMPENSATION SUMMARY TABLE

The following table sets forth information concerning all compensation awarded to, earned by or paid to our principal executive and financial officers and our three other most highly compensated executive officers, collectively referred to as “named executive officers” in this proxy statement, for all services rendered in all capacities to us and our subsidiaries during each of the past three fiscal years.

Name Principal Position	Year	Salary (5)	Bonus	Stock Awards	Option Awards (6)	Non- Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation (7)	Total
Lowell S. Dansker, (1)	2007	$842,641	—	—	$31,744	—	—	$103,125	$977,510
Chairman and	2006	$369,598	$245,000	—	—	—	—	$105,850	$720,448
Chief Executive Officer	2005	$290,067	$386,000	—	—	—	—	$108,900	$784,967
John J. Arvonio, (2)	2007	$214,462	$10,000	—	$9,677	—	—	$6,221	$240,360
Chief Financial Officer	2006	$193,654	$10,000	—	—	—	—	$6,110	$209,764
and Accounting Officer	2005	$164,375	$10,000	—	—	—	—	$5,231	$179,606
Keith A. Olsen, (3)	2007	$315,833	$15,000	—	$20,480	—	—	$6,750	$358,063
President-Florida Division	2006	$258,654	$15,000	—	—	—	—	$6,600	$280,254
Intervest National Bank	2005	$195,712	$10,000	—	—	—	—	$6,171	$211,883
Stephen A. Helman, (4)	2007	$230,000	$10,000	—	$18,381	—	—	$3,463	$261,844
Vice President and	2006	$200,038	$10,000	—	—	—	—	—	$210,038
Secretary	2005	—	—	—	—	—	—	$22,500	$22,500
Raymond C. Sullivan, (3)	2007	$186,875	$10,000	—	$7,680	—	—	$5,905	$210,460
President -	2006	$183,462	$10,000	—	—	—	—	$6,104	$199,566
Intervest National Bank	2005	$161,250	$10,000	—	—	—	—	$5,138	$176,388

(1)	Mr. Dansker was elected our Chairman and Chief Executive Officer in August 2006 and is our principal executive officer. He previously served as our Vice Chairman.
(2)	Mr. Arvonio was elected our Chief Financial Officer in August 2006 and is our principal financial officer. He also serves as Senior Vice President, Chief Financial Officer and Secretary of Intervest National Bank.
(3)	Mr. Olsen and Mr. Sullivan served as executive officers of Intervest National Bank only. Effective February 21, 2008, Mr. Sullivan was placed on a paid leave of absence for health reasons and was relieved of his duties as an officer, director and employee of Intervest National Bank. On February 21, 2008, Keith A. Olsen was appointed President of Intervest National Bank.
(4)	Mr. Helman was hired in February 2006 and also serves as an executive officer of Intervest National Bank and Intervest Mortgage Corporation. Mr. Helman, who is also a director, received director fees in 2005.
(5)	This column includes the following items that have been earned from or paid in cash by us and our subsidiaries: base salary, vacation pay, commissions from sales of debentures and expense allowance.
(6)	Options were awarded to all employees and directors on December 13, 2007 pursuant to our 2006 Long-Term incentive Plan that was previously approved by our shareholders. The named executive officers received options to acquire shares of our Class A common stock at an exercise price of $17.10 per share as follows: Mr. Dansker: 18,600 options (which includes 6,600 options awarded for his service as a director); Mr. Arvonio: 5,670 options; Mr. Olsen: 12,000 options; Mr. Helman: 10,770 options (which includes 6,300 options awarded for his service as a director); and Mr. Sullivan: 4,500 options.

The options vest and become exercisable as follows: one-third vested on December 13, 2007, one-third will vest on December 13, 2008 and one-third will vest on December 13, 2009. The options expire upon the earlier of 10 years following the date of grant or one year following the date the executive ceases to be an employee by reason of disability or death or ninety days if such termination is for a reason other than by death or disability. The exercise price of the options granted was the closing price of our Class A common stock as quoted on the Nasdaq Global Select Market on the date of the grant, or $17.10. For purposes of the Compensation Table, the value of the option award is calculated by multiplying the number of options awarded by the estimated fair value of the option, which was estimated to be $5.12, by the percentage vested as of December 31, 2007. The value of the options has been calculated pursuant to the Black-Scholes option valuation formula. The assumptions utilized in the calculation are set forth in note 14 to the consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(7)	Includes director and committee fees that have been in cash by us and our subsidiaries as follows: Mr. Dansker - $96,375 in 2007, $99,250 in 2006 and $101,250 in 2005; and Mr. Helman - none in 2007 and 2006 and $22,500 in 2005. No other named executive officer is eligible for director and committee fees. The remaining amounts in this column represent matching contributions made by us to the 401(k) plan.

STOCK WARRANT EXCERCISES, GRANTS AND OUTSTANDING EQUITY AWARDS

Exercises. No warrants or options were exercised in 2007 by any of the officers named in the Executive Compensation Summary Table.

Grants. The table below summarizes the grant in 2007 of all plan-based awards to the officers named in the Executive Compensation Summary table.

Name	Grant Date	Estimated Future Payouts Under All Incentive Plan Awards			All Other Option Awards: Number of Shares or Units	Exercise or Base Price of Option Awards Per Share	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Lowell S. Dansker	Dec 13, 2007	—	—	—	18,600	$17.10	$95,232
John J. Arvonio	Dec 13, 2007	—	—	—	5,670	$17.10	$29,030
Keith A. Olsen	Dec 13, 2007	—	—	—	12,000	$17.10	$61,440
Stephen A. Helman	Dec 13, 2007	—	—	—	10,770	$17.10	$55,142
Raymond C. Sullivan	Dec 13, 2007	—	—	—	4,500	$17.10	$23,040

Outstanding Equity Awards at Year-End. The following table provides a summary of equity awards as of December 31, 2007 for officers named in the executive compensation summary table.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
		Exercisable	Unexcercisable
Lowell S. Dansker	Dec 13, 2007	6,200	12,400	—	$17.10	Dec 13, 2017
John J. Arvonio	Dec 13, 2007	1,890	3,780	—	$17.10	Dec 13, 2017
Keith A. Olsen	Dec 13, 2007	4,000	8,000	—	$17.10	Dec 13, 2017
Stephen A. Helman	Dec 13, 2007	3,590	7,180	—	$17.10	Dec 13, 2017
Raymond C. Sullivan	Dec 13, 2007	1,500	3,000	—	$17.10	Dec 13, 2017

EMPLOYMENT AGREEMENTS

We have an employment and supplemental benefits agreement with Mr. Lowell S. Dansker, our Chairman, that expires on June 30, 2014 unless terminated earlier upon thirty days’ prior notice by Mr. Dansker. Pursuant to the agreement, his annual base salary, effective January 1, 2008, is $795,000 and is subject to annual increases effective July 1st of each year of the term. In addition to his base salary, Mr. Dansker is entitled to receive such bonuses or incentive compensation as may, from time to time, be awarded by our Board of Directors. He is also entitled to participate in our employee benefit programs to the extent he is eligible to participate and to five weeks paid vacation.

Mr. Dansker’s employment agreement also entitles him to an expense account, currently amounting to $820 per month, which increases annually each July 1st in the same proportion as the increase in his base salary for such year. We have agreed that such amount is a reasonable estimation of the normal, recurring expenses (other than travel expenses) likely to be incurred by Mr. Dansker in performing his duties for us and he is not required to account for such expenses. He is also entitled to reimbursement of travel expenses incurred by him in the performance of duties for us or our subsidiaries or affiliated entities, including travel in connection with attendance at conventions, trade associations and similar meetings. Mr. Dansker is also entitled to an unlimited use of a car at our expense.

Mr. Dansker’s employment agreement also requires that we provide him with an office at our offices in New York City, which he can use in connection with his duties as our Chairman and for any other purposes as he may determine at no cost to him. Upon the expiration of the agreement, we are obligated to continue to provide Mr. Dansker with an office for a period of two years at our cost. If we cease to maintain our offices in Midtown Manhattan, City of New York, then Mr. Dansker will be entitled to an amount from us, as reasonably determined by him, reflecting the cost of an office and secretarial services in New York City. Mr. Dansker will also be entitled to an unlimited use of a car for a period of two years at our expense.

Mr. Dansker’s employment agreement also contains certain other provisions, including disability and death benefits and indemnification. In the event of Mr. Dansker’s disability, as defined in the agreement, or death, we will pay to Mr. Dansker’s wife or his estate, as applicable, a specified amount over a period equal to the greater of (i) three years, and (ii) the number of months remaining in the stated term of the agreement. The specified amount is equal to a percentage, 50% in the case of disability and 25% in the case of death, of Mr. Dansker’s monthly base salary had the agreement continued in force and effect. This amount (or the balance of any remaining amount if monthly payments have previously commenced due to disability) will, in the case of death, be paid to Mr. Dansker’s estate in a lump sum and will, for these purposes, be calculated on the basis of annual base salary increases at the rate of six percent.

Subject to certain exceptions, we have agreed to indemnify Mr. Dansker to the fullest extent permitted by law, against all losses, claims, damages or liabilities, including legal fees, disbursements, and any other expenses incurred in investigating or defending against any such loss, claim, damage or liability.

Our subsidiary, Intervest National Bank, has employment agreements with Mr. Raymond C. Sullivan and Mr. Keith A. Olsen and Mr. John J. Arvonio, Senior Vice President and Chief Financial Officer, that expire on December 31, 2008. Mr. Sullivan served as President of Intervest National Bank up until February 21, 2008, when he was placed on a paid leave of absence for health reasons and was relieved of his duties as an officer, director and employee of Intervest National Bank. On February 21, 2008, Keith A. Olsen was appointed President of Intervest National Bank. He previously served as President of the Florida Division of Intervest National Bank. The employment agreements are renewable from year to year upon mutual written consent between the executive and our subsidiary and have annual base salaries, effective January 1, 2008, of $201,000 for Mr. Sullivan, $335,000 for Mr. Olsen and $201,500 for Mr. Arvonio. Mr. Arvonio also serves as our Chief Financial and Accounting Officer and receives an additional $10,000 annually for those duties for which there is no written agreement. The agreements provide for reimbursement of expenses incurred in the performance of their duties, medical and life insurance benefits, bonuses and any other incentive compensation or benefits as may from time to time be awarded by the Board of Directors. The agreements also provide for an additional payment of up to six months base salary in the event of a termination without cause. The agreements give the executive the right, during the one year period following any change in our control as defined in the agreement, to terminate his employment, in which case the executive is entitled to receive compensation through December 31, 2008, together with an additional payment of up to six months base salary.

Our subsidiary, Intervest Mortgage Corporation, has an employment agreement with Stephen A. Helman, Vice President and Secretary, and John H. Hoffmann, Vice President and Chief Financial Officer. The agreements have the same terms and conditions as the agreements between Intervest National Bank and Mr. Sullivan, Mr. Olsen and Mr. Arvonio described above, except for the annual base salaries. Effective January 1, 2008, Mr. Helman’s annual base salary is $237,000 and Mr. Hoffmann’s annual base salary is $134,000.

Based upon a hypothetical change in control as of January 1, 2008, we would have been obligated to make payments to Messrs. Sullivan, Olsen, Arvonio, Helman and Hoffmann if they were to terminate their employment. Those payments would be in the aggregate amount of $554,250, reflecting six months of their respective base salaries.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have written procedures for reviewing transactions between us or one of our subsidiaries and our directors, executive officers, their immediate family members and entities with which they have a position or relationship. These procedures require Audit Committee approval of such transactions and are intended to determine whether any such transaction impairs the independence to a director or presents a conflict of interest. The guidelines require that such transactions be on terms comparable to those that could be obtained in an arms’ length dealing with an unrelated party.

Our subsidiary, Intervest National Bank, has in the past and may in the future enter into various loan and other banking transactions in the ordinary course of business with our directors and executive officers (or associates of such persons). All such transactions: (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons, and (iii) do not involve more than the normal risk of collectability or present other unfavorable features. There were no loans outstanding or made to any of our directors or executive officers during the year ended December 31, 2007.

Our directors and entities affiliated with certain of our directors have in the past and may in the future participate in mortgage loans originated by our subsidiaries or us. Such participations are on substantially the same terms as would apply for comparable transactions with other persons and the interest of the participants in the collateral securing those loans is pari passu with such subsidiaries. At December 31, 2007, there were no such transactions outstanding.

We have deposit accounts aggregating $18 million at December 31, 2007 from our directors, executive officers and members of their immediate families and related business interests, which are on the same terms as those made available to non-affiliates.

Mr. Wayne F. Holly, our director, is the Chairman and President of Sage Rutty & Company, Inc. (“Sage Rutty”), a broker/dealer, which firm has acted as underwriter or placement agent from time to time in connection with our securities offerings and those of our subsidiary, Intervest Mortgage Corporation. Intervest Mortgage Corporation did not issue any debentures in 2007 and therefore no payments were made by it to Sage Rutty. Our other subsidiary, Intervest National Bank, also uses Sage Rutty to purchase investment securities. Intervest National Bank paid commissions of $27,000 in 2007 to Sage Rutty in connection with the purchase of investment securities, which was less than 5% of that firm’s gross revenues for that firm’s last full fiscal year.

Mr. Thomas E. Willett, our director, is a member of Harris Beach PLLC, a law firm that provides legal services to us and our subsidiaries. The total fees paid to Harris Beach in 2007 were $67,000, which was less than 5% of that firm’s gross revenues for that firm’s last full fiscal year.

Mr. Wesley Wood, our director, is a member of Marketing Capital Corporation, a marketing firm that provides marketing services to us. The total fees paid to Marketing Capital Corporation in 2007 was $6,000, which was less than 5% of that firm’s gross revenues for that firm’s last full fiscal year.

From time to time, certain relatives of our executive officers and directors may perform clerical or similar services for us or our subsidiaries on a part-time basis. The aggregate compensation paid to such individuals has never been material.

Except for the transactions described above and outside of normal customer relationships, none of our directors, officers or principal stockholders and no corporations or firms for which such persons or entities are associated, currently maintain or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with us or our subsidiaries other than such as arises by virtue of such position with us or ownership interest in us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied for 2007.

INDEPENDENT PUBLIC ACCOUNTANTS

Proposal Two: Appointment of Auditors

The Audit Committee of our Board of Directors has appointed the firm of Hacker, Johnson & Smith P.A., P.C. (“Hacker Johnson”) as independent auditors for us and our subsidiaries for the year ending December 31, 2008. Such firm also served as independent auditors for us and our subsidiaries for the year ending December 31, 2007.

In making its determination to appoint Hacker Johnson as independent auditors for 2008, the Audit Committee considered and determined that the provision of non-audit services as described below is compatible with maintaining Hacker Johnson’s independence to us. In fulfilling its oversight responsibility of reviewing the services performed by the independent auditors, the Audit Committee carefully reviewed the policies and procedures for the engagement of the independent auditors. The Audit Committee also discussed with the independent auditors the overall scope and plans for the audit, the results of its audit and total fees paid by us and our subsidiaries to them.

Hacker Johnson has advised us that neither the firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent public accountants and clients. Representatives from Hacker Johnson are not expected to be present at the Annual Meeting.

While we are not required to do so, we are submitting the selection of Hacker Johnson to serve as our independent auditor for the year ending December 31, 2008 for ratification in order to ascertain the views of our stockholders on this appointment. If this selection is not ratified, the Audit Committee will reconsider its appointment and make such determination as it believes to be in our and our stockholders’ best interest.

Our Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of Hacker Johnson to serve as our independent auditor for 2008.

Other Matters

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by our independent auditors and the estimated fees for these services. Of the time expended by our independent auditors to furnish to us the services described below in 2007 and 2006, 100% of such time involved work performed by persons who were the independent auditors’ full-time, permanent employees.

Auditor Fees and Services

The following table summarizes fees billed in 2007 and 2006 for professional services rendered by our principal independent auditors.

	2007	2006
Audit fees (1)	$206,000	$206,000
Tax fees (2)	12,000	15,000
Audit related fees	—	—
All other fees	—	—

Total	$218,000	$221,000

(1)	Consist of fees for the audit of our annual consolidated financial statements for 2007 and 2006 included in our Annual Report on Form 10-K, including audit work related to reporting on internal controls and for the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q filed during 2007 and 2006.
(2)	Consist of fees for the preparation of our income tax returns for 2007 and 2006.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Requirements for Stockholder Proposals to be considered for inclusion in our Proxy Materials.

Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in the proxy materials relating to our 2009 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and proposals must be received by us no later than December 11, 2008. Such proposals should be delivered to the Secretary, Intervest Bancshares Corporation, One Rockefeller Plaza (Suite 400), New York, New York 10020.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.

Except in the case of proposals made in accordance with Rule 14a-8 and for stockholder nominations to our Board of Directors, which are governed by the procedures for director nominations previously described in this proxy statement, for proposals to be considered at an annual meeting of ours, our bylaws require that the stockholder must have given notice thereof in writing to our Secretary not less than 90 nor more than 120 days in advance of the date of our proxy statement in connection with the immeditately preceding annual meeting of stockholders. To be timely for the 2009 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Secretary after December 10, 2008 and prior to January 9, 2009. A stockholder’s notice to the Secretary must set forth, as to each matter the stockholder proposes to bring before the Annual Meeting, the information required by our bylaws.

The proxy solicited by our Board of Directors for the 2009 Annual Meeting will confer discretionary authority to vote (i) on any proposal presented by a stockholder at that meeting for which we have not been provided with notice prior to February 23, 2009, and (ii) on any other proposal (notwithstanding timely notice) made in accordance with our laws, if the proxy statement briefly describes the matter and how management will direct the proxy holders to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) of the Securities Exchange Act of 1934.

OTHER MATTERS

The cost of soliciting our proxies will be borne by us. In addition to such solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone, telegraph or fax. We will request persons, firms and corporations holding shares of our common stock in their names or in the names of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

As of this date, our Board of Directors does not know of any business to be brought before the meeting other than as specified above. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in such manner as may be determined by a majority of our Board of Directors or its Executive Committee.

By Order of the Board of Directors,

/s/ Stephen A. Helman
Stephen A. Helman
Dated: April 8, 2008	Secretary

Copies of our 2007 Annual Report on Form 10-K as filed with the Securities and Exchange Commission are included in this mailing to stockholders. Additional copies may be obtained without charge to beneficial holders of our Class A common stock by written request directed to: Intervest Bancshares Corporation, Attention: Secretary, One Rockefeller Plaza (Suite 400) New York, New York 10020. Telephone inquiries should be directed to (212) 218-2800. In addition, our 2007 Annual Report on Form 10-K (with exhibits) is available on the Securities and Exchange Commission’s website (www.sec.gov).

APPENDIX A

INTERVEST BANCSHARES CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

Purpose

The Audit Committee is appointed by the Board of Directors (the “Board”) of Intervest Bancshares Corporation to assist the Board in monitoring (1) the integrity of the financial statements of Intervest Bancshares Corporation (the “Company”), (2) the Company’s independent auditors’ qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

The Audit Committee serves as the Audit Committee for Intervest Bancshares Corporation and its wholly owned subsidiaries, Intervest National Bank and Intervest Mortgage Corporation. As such, it is also the Audit Committee required by the rules of the Comptroller of the Currency. References in this charter to the “Company” shall include reference to the Company’s subsidiaries, as appropriate.

Composition

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. Audit Committee members shall meet the independence and educational requirements of the NASDAQ Corporate Governance Rules, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. Among other things, all members of the Audit Committee shall have a working familiarity with basic finance and accounting practices. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or outside consultants.

The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

Meetings

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee shall meet privately in executive session at least annually with management and the independent auditors separately to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately. In addition, the Audit Committee or at least its Chairperson should meet with the independent auditors and management quarterly to review the Company’s financial statements.

Responsibilities and Duties

The Audit Committee shall have the sole authority to appoint or replace the independent auditors of the Company and its subsidiaries. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors shall report directly to the Audit Committee.

The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act which are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. The Audit Committee will see that this charter is published at least every three years in accordance with SEC regulations.

The Audit Committee, to the extent it deems it necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Report on Form 10-K.

2. Review and discuss with management and the independent auditors the Company’s (and its subsidiaries’) quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

3. Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material deficiencies.

4. Review and discuss quarterly reports from the independent auditors on:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments of financial information with generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditors.

(c) Other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

5. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6. Discuss with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

7. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9. Review disclosures made to the Audit Committee by the Company’s chief executive and chief financial officers during their certification process for the Reports on Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditors

10. Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firms, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firms, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Company. Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management and the internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditors to the Board.

11. Discuss with the independent auditors the planning and staffing of the Company’s annual audit.

Oversight of the Internal Audit Function

12. Review the appointment and replacement of the Company’s internal auditors and review and approve the plan for internal audits.

13. Review the significant reports to management prepared by the internal auditors and management’s responses.

14. Discuss with the independent auditor and management the internal audit function responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

15. Meet with the internal auditors to review the progress of their internal audits and to discuss any significant findings and recommendations.

16. Review and approve the audit scope, procedures and frequencies to ensure they are commensurate with the Company’s activities and risks.

17. Conduct an annual review of the internal auditor’s expertise and job performance, which review will include an assessment of the independence of the internal audit function from management.

18. Require the internal auditor to provide ongoing written reports containing an outline and general overview of audit activities during the audit period. The reports shall be issued timely and distributed to each member of the Committee, as well as the Company’s Chairman and Chief Financial Officer.

19. Require the internal auditor to include in each report a copy of the annual audit plan matrix, which matrix will be updated to reflect the completion of each segment of the annual plan, so as to enable the Committee to monitor performance against the annual plan.

Compliance Oversight Responsibilities

20. Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated.

21. Obtain reports from management, the Company’s internal auditors and the independent auditors that the Company and its subsidiaries are in conformity with applicable legal requirements and the Company’s Code of Ethics. Review reports and disclosures of insider and affiliated party transactions and review and approve all related-party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Ethics.

22. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

APPENDIX B

INTERVEST BANCSHARES CORPORATION

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

Introduction

As authorized by the Board of Directors of Intervest Bancshares Corporation (the “Board”), the Compensation Committee (the “Committee”) shall have the authority, responsibilities and specific duties with respect to Intervest Bancshares Corporation and its subsidiaries (together the “Company”) as described below.

The Company’s executive compensation policies are intended to motivate and reward an executive’s performance and contribution through cash payments and equity incentives, The executive compensation objectives of the Company are to attract and retain highly-qualified managers through competitive salary and benefit programs and incentive opportunities.

Authority and Responsibility

The Committee is appointed by the Board to make recommendations to the Board relating to the compensation of the executive officers of the Company and its subsidiaries and to make recommendations to the Board as to the various compensation plans and programs of the Company. The Committee may to retain persons having special competence, such as counsel, auditors or other advisors, as the Committee may deem necessary to assist the Committee in fulfilling its responsibilities.

Specific Duties

In addition to any other role which the Board may from time to time assign, the Committee is to:

1.	Review and provide oversight of the Company’s compensation philosophy;

2.	Assess the Company’s financial and non-financial performance, evaluate the CEO in light of this performance, and recommend the CEO’s compensation level based on this evaluation;

3.	Review and recommend to the Board the Company’s general compensation policies for executive officers;

4.	Review and recommend to the Board the salary, bonus, and other benefits, direct or indirect, of the Company’s executive officers, and review and recommend the terms of employment agreements with Company Executives;

5.	Review and recommend policies for stock options, grant benefits and other equity incentive plans; and

6.	Review this charter periodically as conditions may dictate and submit recommendations to modify this charter to the Board.

Administrative Matters

Membership. The Committee shall be comprised of not less than three directors, all of whom shall be independent directors, who shall be appointed by and serve at the pleasure of the Board, For this purpose, “independent director” shall mean a director who is an “independent director” under Nasdaq Stock Market rules, and shall to the extent possible further exclude (1) any person not qualifying as an “outside director” determined pursuant to Section 162m of the Internal Revenue Code and the regulations thereunder; (2) any person not qualifying as a “non-employee director” under Rule 16b-3promulgated by the Securities and Exchange Commission; or (3) any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. One of the members as so appointed by the Board shall serve as Committee Chairman.

Meetings. The Committee is to meet at least once per year, and as many other times as necessary to permit the Committee to adequately perform its responsibilities hereunder. The Committee Chairman may call a meeting at any time he believes is necessary or appropriate or at the direction of the Board (or the Chairman of the Board). Meetings will be held in person, or telephonically, at a time and place determined by the Committee Chairman. Actions may also be taken by unanimous written consent.

Attendance. At least a majority of the members of the Committee are to be present at all meetings.

Minutes. Minutes of each meeting are to be prepared and presented to the Board.

PROXY	INTERVEST BANCSHARES CORPORATION PROXY SOLICITED BY THE BOARD OF DIRECTORS Annual Meeting of Stockholders On Wednesday, May 21 2008

The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints Lowell S. Dansker and Stephen A. Helman, or either of them, proxies of the undersigned, each with full power of substitution, to vote all shares of Class A common stock of INTERVEST BANCSHARES CORPORATION (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 21, 2008 at 9:30 A.M. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, as hereinafter specified with respect to the following proposals, more fully described in the Notice of and Proxy Statement for the Annual Meeting, receipt of which is hereby acknowledged. The Board of Directors recommends a vote FOR all of the director nominees and a vote FOR the ratification of the appointment of auditors.

1.	Election of Directors;

 Nominees: Michael A. Callen, Wayne F. Holly, Lawton Swan, III

FOR all nominees listed above	WITHHELD for all Nominees	To withhold authority to vote for any individual
[ ]	[ ]	nominee, print the name(s) on the lines below.

2. To ratify the appointment of Hacker, Johnson & Smith, P.A., P.C., as our independent registered public accounting firm for 2008; and		For [ ] Against [ ] Abstain [ ]

3. In their discretion, upon any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN UNLESS A CONTRARY CHOICE IS SPECIFIED. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS WHICH PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Signature	Date	Signature	Date

Note: (Please sign exactly as name appears hereon. For joint accounts, each joint owner should sign. Executors, administrators, trustees, etc. should so indicate when signing).

COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.